RUBY TUESDAY, INC.

SERVICE-BASED PHANTOM STOCK UNIT AWARD

This SERVICE-BASED PHANTOM STOCK UNIT AWARD (the  “Award”) is made and entered into as of the ___________ by and between Ruby Tuesday, Inc. (the “Company”), a Georgia corporation, and ____________________________ (the “Employee”).

Upon and subject to the provisions of the Plan and the Additional Terms and Conditions attached hereto and incorporated herein by reference as part of this Award, the Company hereby awards as of the Grant Date to the Employee the Phantom Stock Units described below in consideration of the Employee’s services to the Company.

A.	Grant Date: __________.

B.	Plan Under Which Granted: Ruby Tuesday, Inc. 1996 Stock Incentive Plan or the Ruby Tuesday, Inc. Stock Incentive Plan (the “Plan”).

C.

Phantom Stock Units: The number of Phantom Stock Units subject to the Award shall be _________________________________ (_______). Each Phantom Stock Unit represents the Company’s unfunded and unsecured obligation to make a cash payment equal to the value of one share of the Company’s common stock (“Common Stock”), $.01 par value per share, in accordance with this Award, subject to the terms of this Award and the Plan.

D.

Vesting Schedule: The Phantom Stock Units shall become vested, as and to the extent indicated below, only if and to the extent the Employee provides continuous service to the Company and/or any affiliate for the period beginning with the Grant Date through the date described in the following Vesting Schedule without experiencing a Termination of Employment (the “Service Condition”):

Continuous Service Date	Percentage of Phantom Stock Units which are Vested Stock Units
Prior to __________	0%
__________ and after	100%

Notwithstanding the foregoing, the Service Condition will be deemed satisfied as to all or a portion of the Phantom Stock Units, as indicated below, if the Employee provides continuous service to the Company and/or any affiliate following the Grant Date through the date of any of the earlier events listed below without experiencing a Termination of Employment: (a) in the event of a Termination of Employment due to Disability or death; or (b) in the event of an involuntary Termination of Employment, other than for Cause, all of the Phantom Stock Units not previously vested shall be deemed to have satisfied the Service Condition immediately prior to the effective date of the event.

The Phantom Stock Units which have satisfied, or are deemed to have satisfied, the Service Condition are herein referred to as the “Vested Stock Units.” Any portion of the Phantom Stock units which have not become Vested Stock Units in accordance with this Paragraph D before or at the time of Employee’s Termination of Employment shall be forfeited.

E.

Distribution Period: Subject to the attached Additional Terms and Conditions, the shares of Common Stock attributable to the Vested Stock Units shall be issued to the Employee within ninety (90) days following the date the Phantom Stock Units become vested (each a “Distribution Period”).

IN WITNESS WHEREOF, the Company and Employee have agreed to this Award as of the Grant Date set forth above.

RUBY TUESDAY, INC.

     By:     ________________

   [Name]

Title:

ADDITIONAL TERMS AND CONDITIONS TO THE

RUBY TUESDAY, INC.

PHANTOM STOCK UNIT AWARD

1.     Settlement and Delivery of Vested Stock Units.

(a)     During the Distribution Period, the Company shall deliver a cash payment equal to the value of the number of shares of Common Stock attributable to Vested Stock Units to the Employee in settlement of the Employee’s rights under this Award. The value of the Common Stock will be determined as of the date the Phantom Stock Units become vested.

(b)     The Company shall not be required to issue cash in lieu of fractional shares upon the settlement of the Award.

(c)     Notwithstanding anything in the Plan, the Award, or any other agreement (written or oral) to the contrary:

(i)     In the event the Service Condition has been deemed satisfied pursuant to Paragraph D.b. of the Award with respect to the Employee, the Award will nevertheless be forfeited if the Committee determines that, between the effective date of the Termination of Employment and the settlement of the Award, the Employee provided services in any capacity within the United States which involves duties and responsibilities similar to those undertaken for the Company with any of the following competitors: Chipotle Mexican Grill, Salsarita’s Fresh Cantina, Moe’s Southwestern Grill, Olive Garden Italian Restaurant, Red Lobster, Longhorn Steakhouse, Outback Steakhouse, Applebee’s, Chili’s Grill & Bar, T.G.I. Friday’s, Red Robin Gourmet Burgers, and O’Charley’s, Inc., or any of their parents, affiliated companies, or successors.

(ii)     If the Employee is a “specified employee” (within the meaning of Code Section 409A) on the date of a Termination of Employment, then any payment made or settlement occurring with respect to such Termination of Employment under this Award will be delayed to the extent necessary to comply with Code Section 409A(a)(2)(B)(i), and the applicable stock will be paid or settled to the Employee during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of the Employee’s Termination of Employment, or (ii) the date of the Employee’s death. Upon the expiration of the applicable six-month period under Code Section 409A(a)(2)(B)(i) (or, if earlier, the date of the Employee’s death), all stock deferred pursuant to this Subsection (c) will be paid or delivered to Employee (or the Employee’s estate, in the event of the Employee’s death) in a lump sum.

2.     Tax Withholding.

(a)     The minimum amount of the required tax withholding obligations imposed on the Company by reason of the settlement of the Award attributable to Vested Stock Units shall be withheld from settlement of the Award.

(b)     If the Employee does not timely satisfy payment of the tax withholding obligations, the Employee will forfeit the Vested Stock Units.

3.     Rights as Shareholder. The Employee shall have no rights as a shareholder with respect to the either Phantom Stock Units or Vested Stock Units.

4.     Restrictions on Transfer. The Employee shall not have the right to make or permit to exist any transfer or hypothecation, whether outright or as security, with or without consideration, voluntary or involuntary, of all or any part of any right, title or interest in or to any Phantom Stock Units (including, without limitation, Vested Stock Units). Any such disposition not made in accordance with this Award shall be deemed null and void. The restrictions contained in this Section will not apply with respect to transfers of the Phantom Stock Units pursuant to applicable laws of descent and distribution; provided that any applicable the restrictions contained in this Section will continue to be applicable to the Phantom Stock Units after any such transfer; and provided further that the transferee(s) of such Phantom Stock Units must agree in writing to be bound by the provisions of the Plan and this Award.

5.     Change in Capitalization.

(a)     The number and kind of shares of Common Stock upon which the Phantom Stock Units are based (including, without limitation, Vested Stock Units) shall be proportionately adjusted for nonreciprocal transactions between the Company and the holders of capital stock of the Company that cause the per share value of the shares of Common Stock referenced by the Phantom Stock Units to change, such as a stock dividend, stock split, spinoff, rights offering, or recapitalization through a large, nonrecurring cash dividend or distribution (each, an “Equity Restructuring”).

(b)     In the event of a merger, consolidation, extraordinary dividend (including a spin-off), reorganization, recapitalization, sale of substantially all of the Company’s assets, other change in capital structure of the Company, tender offer for shares of Common Stock, or a Change in Control of the Company, that in each case does not constitute an Equity Restructuring, the Committee, in its sole discretion, may make such adjustments with respect to the Phantom Stock Units and take such action as it deems necessary or appropriate, including, without limitation, adjusting the number of Phantom Stock Units, making a corresponding adjustment in the number of shares subject to the Phantom Stock Units, substituting a new award to replace the Award, removing restrictions on outstanding Awards, accelerating the termination of the Award or terminating the Award in exchange for the cash value determined in good faith by the Committee of the Phantom Stock Units, as the Committee may determine. Any determination made by the Committee will be final and binding on the Employee.

(c)     No fractional shares shall be created in making any adjustment pursuant to this Section. Instead, any adjustment pursuant to this Section that would otherwise result in a fractional Phantom Stock Unit shall be further adjusted to round down the numbers of Phantom Stock Units to the next lowest Phantom Stock Unit.

(d)     All determinations and adjustments made by the Committee pursuant to this Section will be final and binding on the Employee. Any action taken by the Committee need not treat all recipients of equity incentives equally.

(e)     The existence of the Plan and the Award shall not affect the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Common Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or part of its business or assets, or any other corporate act or proceeding.

6.     Clawback. Notwithstanding anything herein to the contrary, this Award and any Common Stock issued pursuant to this Award is expressly subject to any “clawback policy” now or hereafter adopted by the Company, as the same may be amended from time to time, or any recoupment permitted or required by law.

7.     Section 409A. This Award is intended to comply with, or otherwise be exempt from, Code Section 409A, as applicable. This Award shall be administered, interpreted, and construed in a manner consistent with such Code section. Should any provision of this Award be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Employee’s consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A. No acceleration of payment or settlement may be made except as permitted under Code Section 409A.

8.     Governing Laws. This Award shall be construed, administered and enforced according to the laws of the State of Georgia.

9.     Successors. This Award shall be binding upon and inure to the benefit of the heirs, legal representatives, successors, and permitted assigns of the parties.

10.     Notice. Except as otherwise specified herein, all notices and other communications required or permitted under this Award shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof. In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice shall be deemed effective when delivered or transmitted. All notices and other communications under this Award shall be given to the parties hereto at the following addresses: to the Company (attention of the Chief Legal Officer), at the principal office of the Company or at any other address as the Company, by notice to Employee, may designate in writing from time to time; and to Employee, at Employee’s address as shown on the records of the Company, or at any other address as Employee, by notice to the Company, may designate in writing from time to time.

11.     Severability. In the event that any one or more of the provisions or portion thereof contained in this Award shall for any reason be held to be invalid, illegal, or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Award, and this Award shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

12.     Entire Agreement. Subject to the terms and conditions of the Plan, this Award (including the Additional Terms and Conditions) expresses the entire understanding and agreement of the parties with respect to the subject matter. The Committee shall have full and conclusive authority to interpret the Award and to make all other determinations necessary or advisable for the proper administration of the arrangement reflected by this Award. The Committee’s interpretations and determinations in this regard shall be final and binding on the Employee.

13.     Headings. Paragraph headings used herein are for convenience of reference only and shall not be considered in construing this Award.

14.     Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Award, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

15.     No Right to Continued Service. Neither this Award nor the issuance of the Phantom Stock Units hereunder shall be construed as giving the Employee the right to continued service with the Company or any affiliate.

16.     Definitions. Except as provided below, all capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Plan. The following capitalized terms shall have the following meanings:

(a)     “Cause” has the same meaning as provided in the employment agreement currently or most recently in effect between the Employee and the Company or, if applicable, any affiliate of the Company, or if no such definition or employment agreement ever existed, “Cause” means conduct amounting to: (i) fraud or dishonesty in the performance of the duties of Employee’s service with the Company or its affiliates, (ii) Employee’s willful misconduct, refusal to follow the reasonable directions of his/her supervisors, or knowing violation of law, rules or regulations (including misdemeanors relating to public intoxication, driving under the influence, use or possession of controlled substances or relating to conduct of a similarly nature), (iii) acts of moral turpitude or personal conduct in violation of Company’s Code of Business Conduct and Ethics, (iv) absence from work without reasonable excuse, (v) intoxication with alcohol or drugs while on Company’s or affiliates’ premises, (vi) a conviction or plea of guilty or nolo contendere to a crime involving dishonesty, or (vii) a breach or violation of the terms of any agreement to which Employee and the Company (or any affiliate) are party.

(b)     “Disability” means the Employee is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company and its affiliates. The determination of Disability will be made in accordance with the definition of “disability” under Code Section 409A.

6614812.2

     (c)     “Termination of Employment” means a “separation from service” within the meaning of Code Section 409A and the rules and regulations promulgated thereunder. 6614812.2